Exhibit 99.g.1

EXECUTION VERSION

INVESTMENT ADVISORY AGREEMENT

THIS INVESTMENT ADVISORY AGREEMENT, dated as of December 1, 2017 (the “Agreement”), by and between ABERDEEN INCOME CREDIT STRATEGIES FUND (formerly, Avenue Income Credit Strategies Fund),  a Delaware statutory trust (the “Fund”) and ABERDEEN ASSET MANAGERS LIMITED (the “Adviser”), a Scottish corporation registered under the Investment Advisers Act of 1940 (the “Advisers Act”), is authorized and regulated by the Financial Conduct Authority of the United Kingdom (the “FCA”), and is engaged in the business of rendering investment advisory services to investment companies and other institutional clients.

SECTION l.  Appointment and Duties of Adviser. (a) Subject to the terms and conditions set forth herein, the Fund hereby appoints the Adviser, subject to the review and supervision of the Board of Trustees of the Fund (the “Board”), to act as the investment adviser for and to manage the investment and reinvestment of the assets of the Fund in accordance with the Fund’s stated investment objectives and policies and limitations, and to manage the day-to-day business and affairs of the Fund (except with respect to matters in the charge of the Fund’s chief compliance officer or other service providers retained by the Fund), for the period and on the terms set forth in this Agreement. The investment of funds shall be subject to all restrictions of applicable law (unless able to rely on an exemption or exemptive relief) and the Amended and Restated Declaration of Trust and By-Laws of the Fund, and resolutions of the Board as may from time to time be in force and delivered in writing to the Adviser. The Adviser acknowledges and agrees that subject to the supervision and directions of the Trust’s Board of Trustees, it shall be responsible for compliance with all disclosure requirements under all applicable federal and state laws and regulations relating to the Fund, including, without limitation, the 1940 Act, and the rules and regulations thereunder, except that the Adviser shall not have liability in connection with information furnished by an unaffiliated sub-adviser, an independent Trustee, independent Trustees’ counsel or any other unaffiliated third party to the Fund or to the Adviser.

(b)         The Adviser accepts such appointment and agrees during the term of this Agreement to:

(i)    supervise the investment activities of the Fund, including advising and consulting with the Board as the Board may reasonably request;

(ii)   continuously manage the assets of the Fund in a manner consistent with the stated investment objectives and policies of the Fund;

(iii)  determine the securities to be purchased, sold or otherwise disposed of by the Fund and the timing of such purchases, sales and dispositions, including the placing of purchase and sale orders on behalf of the Fund, as necessary or appropriate;

(iv)  furnish offices, facilities and equipment to the Fund to the extent necessary for the management of the Fund;

(v)   render periodic reports to the Board as the Board may reasonably request regarding the Fund’s investment program and the services provided by the Adviser hereunder; and

(vi)  exercise or procure the exercise of any proxy voting rights or other powers and discretion conferred on the registered holder or the beneficial owner of any securities in the Fund.

(c)  The Adviser may delegate any of the foregoing responsibilities to a third party with the consent of the Fund, and with respect to foreign securities, may obtain statistical and other factual information and advice regarding economic factors and trends from its foreign affiliates, and may obtain investment services from the investment advisory personnel of its affiliates located throughout the world to the extent permitted under interpretations of the federal securities law.

(d)  The Fund acknowledges that the Adviser makes no warranty that any investments made by the Adviser hereunder will not depreciate in value or at any time not be affected by adverse tax consequences, nor does it give any warranty as to the performance or profitability of the assets or the success of any investment strategy recommended or used by the Adviser.

(e)   The Adviser is authorized on behalf of the Fund to establish brokerage, bank and other accounts and agreements.

(f)   The Adviser shall regard the Fund as a professional client in respect of its FCA obligations.

SECTION 2. Transactions with Affiliates. The Adviser is authorized on behalf of the Fund, from time to time when deemed to be in the best interests of the Fund and to the extent permitted by applicable law or any exemptions thereto, to purchase and/or sell securities and other instruments which the Adviser or any of its affiliates owns, underwrites, deals in, makes a market in and/or for the issuer thereof performs or seeks to perform investment banking or other services. The Adviser is further authorized, to the extent permitted by applicable law, to select brokers (including any brokers affiliated with the Adviser) for the execution of trades for the Fund.

SECTION 3. Best Execution; Research Services. The Adviser is authorized, for the purchase and sale of the Fund’s portfolio securities and other instruments, to employ such dealers and brokers as may, in the judgment of the Adviser, implement the policy of the Fund to obtain the best execution, taking into account such factors as price, including dealer spread, the size, type and difficulty of the transaction involved, the firm’s general execution and operational facilities and the firm’s risk in positioning the securities involved. Consistent with this policy, the Adviser is authorized to direct the execution of the Fund’s portfolio transactions to dealers and brokers furnishing statistical information or research deemed by the Adviser to be useful or valuable to the performance of its investment advisory functions for the Fund. It is understood that in these circumstances, as contemplated by Section 28(e) of the Securities Exchange Act of 1934, as amended, the commissions paid may be higher than those which the Fund might otherwise have paid to another broker if those services had not been provided. Information so received will be in addition to and not in lieu of the services required to be performed by the Adviser. It is understood that the expenses of the Adviser will not necessarily be reduced as a result of the receipt of such information or research. Research services furnished to the Adviser by brokers who effect transactions for the Fund may be used by the Adviser in servicing other investment companies, funds and accounts which it manages. Similarly, research services furnished to the Adviser by brokers who effect transactions for other investment companies, funds and accounts which the Adviser manages may be used by the Adviser in servicing the Fund. It is understood that not all of these research services are used by the Adviser in managing any particular account, including the Fund.

The Adviser and its affiliates may aggregate purchase or sale orders for the Fund with purchase or sale orders for the same instrument for the accounts of other clients of the Adviser or of its affiliates and the Adviser’s own accounts, if such aggregation is consistent with applicable law. However, the Adviser is under no obligation to aggregate any such orders under any circumstances.

SECTION 4. Independent Contractor. The Adviser shall be deemed to be an independent contractor under this Agreement and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Fund in any way or otherwise be deemed as agent of the Fund.

SECTION 5. Non-Exclusive Agreement. The services of the Adviser to the Fund under this Agreement are not exclusive, and the Adviser and any of its affiliates or related persons shall be free to render similar services or other services to others. Without limiting the generality of the foregoing, the Adviser and its affiliates are not restricted from forming additional investment funds, from entering into other investment advisory relationships or from engaging in other business activities, even though such activities may be in competition with the Fund or may involve substantial time and resources from the Adviser.

SECTION 6. Fee. (a) For the services described in Section 1, the Fund will accrue daily and pay to the Adviser in U.S. dollars, within five business days after the end of each calendar month, a monthly investment management fee for such month at an annual rate of 1.25% of the Fund’s average daily “Managed Assets” during such month. “Managed Assets” are the total assets of the Fund (including any assets attributable to money borrowed for investment purposes, including proceeds from (and assets subject to) reverse repurchase agreements, any credit facility and any issuance of preferred shares or notes) minus the sum of the Fund’s accrued liabilities (other than Fund liabilities incurred for the purpose of leverage).

(b)  For purposes of calculating such investment management fee, the value of the Fund’s total assets shall be computed at the time and in the manner specified for the calculation of the Fund’s total assets in the Fund’s Registration Statement on Form N-2 (in the section entitled “Net Asset Value”), as in effect from time to time, filed with the Securities and Exchange Commission (the “Commission”) under the Investment Company Act of 1940, as amended (the “1940 Act”) and the Securities Act of 1933, as amended. Further, on any day when the value of the Fund’s total assets is not calculated, the Fund’s total assets, for purposes of calculating the investment management fee, shall be deemed to be the Fund’s total assets as of the close of business of the last day on which such calculation was made.

(c)  For the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration of the Adviser’s fee on the basis of the number of days that the Agreement is in effect during such month and year, respectively.

SECTION 7. Expenses. (a) In addition to the fee of the Adviser, the Fund shall pay all of its expenses, including, among others, legal fees and expenses of counsel to the Fund and to the Fund’s independent trustees; insurance, including trustees and officers insurance and errors and omissions insurance; auditing and accounting expenses; taxes and governmental fees; listing fees; dues and expenses incurred in connection with membership in investment company organizations; fees and expenses of the Fund’s custodians, administrators, transfer agents, registrars and other service providers; expenses for portfolio pricing services by a pricing agent, if any; other expenses in connection with the issuance, offering and underwriting of shares or debt instruments issued by the Fund or with the securing of any credit facility or other loans for the Fund; expenses relating to investor and public relations; expenses of registering or qualifying securities of the Fund for public sale; brokerage commissions and other costs of acquiring or disposing of any portfolio holding of the Fund; expenses of preparation and distribution of reports, notices and dividends to shareholders; expenses of the dividend reinvestment plan (except for brokerage expenses paid by participants in such plan); compensation and expenses of trustees; costs of stationery; any litigation expenses; and costs of shareholder, Board and other meetings.

(b) The Adviser shall arrange, if acceptable to the Fund, for officers or employees of the Adviser to serve, without compensation from the Fund, as trustees, officers or agents of the Fund if duly elected or appointed to such positions and subject to their individual consent and to any limitations imposed by the law.

SECTION 8. Interested Persons. Subject to applicable statutes and regulations, it is understood that trustees, officers, shareholders and agents of the Fund are or may be interested in the Adviser as directors, officers, shareholders, agents or otherwise and that the directors, officers, shareholders and agents of the Adviser may be interested in the Fund as trustees, officers, shareholders, agents or otherwise.

SECTION 9. Liability. (a) The Adviser shall not be liable for any error of judgment or mistake of law, or for any act or omission or any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Adviser in the performance of its obligations and duties (“disabling conduct”). The Adviser may consult with counsel and accountants in respect of the Fund’s affairs and shall be fully protected and justified in any action or inaction which is taken in accordance with the advice or opinion of such counsel and accountants; provided, that such counsel or accountants were selected with reasonable care.

(b) The Fund will indemnify the Adviser against, and hold it harmless from, any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses), including any amounts paid in satisfaction of judgments, in compromise or settlement or as fines or penalties, not resulting from disabling conduct by the Adviser. Indemnification shall be made only following: (i) a final decision on the merits by a court or other body before which the proceeding was brought that the Adviser was not liable by reason of disabling conduct or (ii) in the absence of such a decision, a determination, based upon a review of the facts, that it would be reasonable to conclude that the Adviser was not liable by reason of disabling conduct by (a) the vote of a majority of a quorum of trustees of the Fund who are neither “interested persons” (as defined in the 1940 Act) of the Fund nor parties to the proceeding (“disinterested non-party trustees”) or (b) an independent legal counsel in a written opinion. The Adviser shall be entitled to advances from the Fund for payment of the reasonable expenses (including reasonable counsel fees and expenses) incurred by it in connection with the matter as to which it is seeking indemnification in the manner and to the fullest extent permissible under law. Prior to any such advance, the Adviser shall provide to the Fund a written affirmation of its good faith belief that the standard of conduct necessary for indemnification by the Fund has been met and a written undertaking to repay any such advance if it should ultimately be determined that the standard of conduct has not been met. In addition, at least one of the following additional conditions shall be met: (x) the Adviser shall provide a security in form and amount acceptable to the Fund for its undertaking; (y) the Fund is insured against losses arising by reason of the advance; or (z) a majority of a quorum  of disinterested non-party trustees or independent legal counsel, in a written opinion, shall have determined, based on a review of facts readily available to the Fund at the time the advance is proposed to be made, that there is reason to believe that the Adviser may ultimately be found to be entitled to indemnification.

(c) U.S. federal securities laws impose liabilities under certain circumstances on persons who act in good faith and nothing herein shall constitute a waiver of or limitation on any right which the Fund may have under any applicable securities laws.

SECTION 10. Term. (a) This Agreement shall become effective on the date hereof and shall remain in full force for the two-year period from the effective date hereof unless sooner terminated as hereinafter provided. This Agreement shall continue in force from year to year thereafter, but only for so long as such continuance is specifically approved as least annually in the manner required by the 1940 Act.

(b) This Agreement shall automatically terminate in the event of its assignment (as defined in the 1940 Act). This Agreement may be terminated at any time without the payment of any penalty by the Fund or by the Adviser on sixty (60) days written notice to the other party. The Fund may effect termination by action of the Board or by vote of a majority of the outstanding voting securities of the Fund, accompanied by appropriate notice.

(c) Termination of this Agreement shall not affect the right of the Adviser to receive payment on any unpaid balance of the compensation described in Section 6 above earned prior to such termination.

SECTION 11. Subadviser. The Adviser may employ one or more subadvisers to perform such of the acts and services of the Adviser, and upon such terms and conditions as may be agreed upon between the Adviser and such subadviser and agreed or approved by the Trustees of the Fund, all as permitted by the 1940 Act.

SECTION 12. Representations and Warranties. The Adviser represents and warrants that it is duly registered and authorized as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and the Adviser agrees to maintain effective all material registration, authorizations and licenses required for the performance of its duties hereunder, as the case may be, until the termination of this Agreement.

SECTION 13. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statue, rule or otherwise, the remainder shall not thereby be affected.

SECTION 14. Notices. Any notice, request, instruction, or other document to be given under this Agreement by any party hereto to the other party shall be in writing and, if other than routine business correspondence, delivered by

(i) confirmed facsimile, (ii) registered or certified mail or United States Postal Service Express Mail, (iii) a nationally recognized overnight courier, (iv) hand, or (v) e-mail (so long as a receipt for such e-mail is requested and received). Such writing shall be addressed to a party  as set forth below, or to such other address as a party may from time to time designate in any notice. Any notice given hereunder shall be effective upon receipt.

If to the Fund:

Aberdeen Income Credit Strategies Fund

1735 Market Street, 32nd Floor

Philadelphia, Pennsylvania 19103

Attn: Legal

If to the Adviser:

Aberdeen Asset Managers Limited

Bow Bells House, 1 Bread Street

London United Kingdom

EC4M 9HH

Attn: Legal

SECTION 15. Disclaimer. The Adviser acknowledges and agrees that, as provided by Section 8.01 of the Amended and Restated Declaration of Trust of the Fund, (i) this Agreement has been executed by officers of the Fund in their capacity as officers, and not individually, and (ii) the shareholders, trustees, officers, employees and other agents of the Fund shall not personally be bound by or liable hereunder, nor shall resort be had to their private property for the satisfaction of any obligation or claim hereunder and that any such resort may only be had upon the assets and property of the Fund.

SECTION 16. Use of the Name “Aberdeen”. The Adviser hereby consents to the Fund using the identifying word “Aberdeen” in the name of the Fund. Such consent is expressly conditioned upon the Fund’s employment of the Adviser, or its successor, subsidiary, parent or affiliate under common control, as investment adviser to the Fund. As between the Adviser and the Fund, the Adviser  any and all goodwill associated with such use shall inure to the sole benefit of the Adviser. The Fund shall use “Aberdeen” solely in the form stipulated by the Adviser and shall observe such standards as the Adviser from time to time prescribes. The Adviser shall have the right to inspect any designation, document or other media bearing “Aberdeen” including any promotional material. The Adviser may from time to time use, or consent to others using, the identifying word “Aberdeen” in any name or for other purpose, including without limitation in the names of other investment companies, corporations or businesses that it may manage, advise, sponsor or own or in which it may have a financial interest. The Fund acknowledges and agrees that the Adviser may require the Fund to cease using the identifying word “Aberdeen” if the Fund ceases to employ the Adviser, or its successor, subsidiary, parent or affiliate under common control, as investment adviser to the Fund.

SECTION 17. Governing Law. All questions concerning the validity, meaning and effect of this Agreement shall be determined in accordance with the laws (without giving effect to the conflict-of-law principles thereof) of the State of Delaware applicable to contracts made and to be performed in that state.

SECTION 18.  Force Majeure. The Adviser shall not be liable for the nonperformance of its obligations hereunder by reason of circumstances preventing the Adviser from performance, including, but not limited to, any breakdown or failure of transmission or communication or computer facilities (including, without limitation, hardware or software), internet, firewalls, encryptions systems, security devices, or power supply, postal or other strikes or similar industrial action, the failure of any relevant exchange, clearing house and/or broker for any reason to perform its obligations, government restrictions, exchange or market rulings, suspensions of trading, acts of civil or military authority, national emergencies, riots, terrorism, war or such event of similar nature, labor difficulties, non-performance by a third party not hired or otherwise selected by it to provide services in connection with this Agreement, natural disaster, casualty, elements of nature, fires, earthquakes, floods, or other catastrophes, acts of God, mechanical breakdowns, or malfunctions, failure or disruption of utilities; provided that any such aforementioned reason for nonperformance is beyond the Adviser’s reasonable control. Further, the Adviser shall maintain disaster recovery, business continuity and cybersecurity procedures in effect consistent with those of similar registered investment advisers to mutual funds.

SECTION 19.  Miscellaneous. The Fund acknowledges receipt of Part II of the Adviser’s Form ADV, which states information relative to the Adviser’s investment and brokerage policies and other important matters.

SECTION 20.  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

SECTION 21. Indulgences, Not Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate  as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver or any right, remedy, power or privilege with respect to any occurrence be construed  as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

SECTION 22. No Third-Party Beneficiaries. This Agreement does not, and is not intended to, create any third-party beneficiary or otherwise confer any rights, privileges, claims or remedies upon any person other than the parties and their respective successors and permitted assigns.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below on the day and year first above written.

ABERDEEN INCOME CREDIT STRATEGIES FUND

By:	/s/ Randolph Takian
Name:	Randolph Takian
Title:	Trustee and Chief Executive Officer

ABERDEEN ASSET MANAGERS

LIMITED By:

/s/ Gordon Brough
Name: Gordon Brough
Title: Authorised Signatory